Exhibit 10.12

THIRD AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

     THIS THIRD AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) made as of November 12, 2002, shall amend, replace and restate that certain Trademark License Agreement dated September 30, 1997 (the “Effective Date”), as amended, by and between Nextel Communications, Inc., a Delaware corporation, having a place of business at 2001 Edmund Halley Drive, Reston, Virginia 20191 (“Licensor”) and NII Holdings, Inc. (f/k/a Nextel International, Inc.), a Delaware corporation, having a place of business at 10700 Parkridge Blvd., #600, Reston, Virginia 20191 (“Licensee”), in its entirety.

RECITALS

     A.     Licensor operates an iDEN-based wireless communications system through or in connection with which it provides wireless telecommunications goods and services under certain trademarks, service marks and trade names, including the mark “NEXTEL”;

     B.     Licensor and Licensee desire to establish and implement an arrangement that will allow Licensee to use certain trademarks, service marks and trade names belonging to Licensor within certain territories in the Territory (as defined below) so long as Licensee maintains the quality of goods and services as set forth herein;

     C.     The trademarks, service marks and trade names, including the trademark “NEXTEL,” which are identified and set forth in Exhibit A attached hereto, are of significant value to Licensor and have an established reputation in connection with telecommunications and other goods and services.

     NOW, THEREFORE, in consideration of the mutual promises, conditions and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Definitions.

1.1 “Approval Procedures” means the approval procedures and provisions set forth in Section 10.

1.2 “Authorized Sublicensee” means a Subsidiary which has entered into a sublicense agreement with Licensee in substantially the form as that shown in Exhibit F attached hereto (or on such other terms and conditions as Licensor may approve in writing in its sole discretion).

1.3 “Change in Control” means (a) with respect to Licensee, the definition ascribed thereto in that certain Revised Second Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Revised Third Amended Joint Plan of Reorganization of NII Holdings,

Inc. and NII Holdings (Delaware), Inc., dated July 31, 2002; and (b) with respect to any Authorized Subsidiary, the loss of Licensee’s possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through executive management officers, ownership of voting securities, by contract, or otherwise.

1.4 “IRU Agreement” means the Spectrum Use and Build-out Agreement by and between Licensor and Licensee dated on or about the date of execution of this Agreement as reflected on the signature pages hereof, as amended from time to time.

1.5 “Licensed Goods” means subscriber units or handsets, used by Licensee’s (and its Authorized Sublicensees’) subscribers to communicate over the iDEN-based wireless communications systems and other wireless communications systems that may be utilized by Licensee and its Authorized Sublicensees only with Licensor’s written approval in the Territory, and such other products, items or merchandise intended to be used in connection with such subscriber units or handsets and all marketing, advertising and promotional items and programs as such products, items, merchandise, marketing, advertising and promotional items and programs as may be designated by Licensor in writing from time to time which are sold under or bear any of the Trademarks.

1.6 “Licensed Services” means digital mobile wireless communications services, voice and data, provided by Licensee (directly or through its Authorized Sublicensees) to customers within the Territory over the iDEN-based wireless communications systems and other wireless communications systems that may only be utilized within the Territory by Licensee and Licensee’s Authorized Sublicensees and such other services intended to complement or to be used or provided in connection with such digital mobile wireless communications services, as Licensor may designate and approve in accordance with the Approval Procedures, which are offered in commerce by Licensee under the Trademarks.

1.7 “Licensee Trademarks” means any marks initially adopted and used by Licensee in connection with the Licensed Goods and/or Licensed Services subsequent to the execution date of this Agreement that are not Objectionable Marks, as determined by Licensor in Licensor’s reasonable discretion, and that are approved by Licensor as not being Objectionable Marks prior to adoption by Licensee in accordance with the Approval Procedures, which marks will be listed in Exhibit B, as such Exhibit is modified from time to time by mutual agreement of the parties.

1.8 “Material Obligation” means any of: (a) Licensee’s obligations to maintain the required quality of Licensed Goods and Licensed Services under Section 4.8; (b) a Change in Control of Licensee; or (c) Licensee’s obligation not to cause a Spectrum Default (as such term is defined in the IRU Agreement).

1.9 “Objectionable Mark” means any mark that contains text, data, graphics, or other content that: (a) is libelous or defamatory, pornographic, sexually explicit, unlawful or plagiarized; (b) a reasonable person would consider harassing, abusive, threatening, harmful, vulgar, profane, obscene, excessively violent, racially, ethnically or otherwise objectionable or offensive in any way; (c) constitutes a breach of any person’s privacy or publicity rights, a misrepresentation of facts, hate speech or an infringement of any third party’s intellectual property rights of any kind, including without limitation, copyright, patent, trademark, industrial design, trade secret, confidentiality or moral rights; (d) violates or encourages other to violate any applicable law; or (e) when considered as a whole, is confusingly similar to any of the Trademarks.

1.10 “Subsidiary” means a subsidiary or other entity with respect to which Licensee has possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

1.11 “Territory” means all countries that are located in Latin America, which is defined as the geographic territory in the Western Hemisphere that is south of the United States wherein Spanish, French or Portuguese is the official spoken language in such Territory; “Territory” does not include Puerto Rico or any other territory or protectorate of the United States, but does specifically include: Costa Rica, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Argentina, Bolivia, Brazil, Colombia, Chile, Ecuador, French Guiana, Paraguay, Peru, Uruguay, Venezuela, Cuba, Dominican Republic, Haiti, Guadaloupe, Martinique, St. Martin (Northern part).

1.12 “Trademarks” means the trademark and service mark “NEXTEL” and any other trademarks, service marks, trade names, domain names, trade dress and logos (including all translations thereof) that are listed on Exhibit A, as such Exhibit is modified by mutual written agreement of the parties from time to time to include additional Licensor marks as Licensor may permit in its sole discretion.

2. License Grants.

2.1 Licensor Trademark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, exclusive (subject to Section 2.6) right and license to sell and to offer Licensed Services and Licensed Goods bearing or under the Trademarks within the Territory during the term of this Agreement, with the right to grant sublicenses thereof to Licensee’s Subsidiaries in accordance with Section 2.3. Nothing contained in this Agreement shall restrict Licensor from using the Trademarks within the Territory for the sole purpose of promoting Licensor’s telecommunications goods and services provided outside the Territory. Such advertising shall make clear that Licensor’s goods and services being advertised are for the goods and services offered and sold by Licensor outside the Territory. Licensor shall submit advance copies of any such advertising to Licensee and obtain Licensee’s written approval in accordance with the Approval Procedures, prior to using any such advertising within the Territory. Nothing herein shall preclude Licensor from licensing others to use its trademarks other than the Trademarks on or in connection with other merchandise of all types other than Licensed Goods or Licensed Services in any area whatsoever including, but not limited to, the Territory. Subject to Licensor’s approval as contemplated in Section 1.7, Licensee shall have the right to adopt and use the Licensee Trademarks, except as prohibited in Section 4.2 with respect to registration of Licensee Trademarks which are combined or conjoined with the Trademarks.

2.2 Trade Name License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, a non-transferable, exclusive license to grant to Subsidiaries non-exclusive licenses to use the term “NEXTEL” as a corporate or trade name, in accordance with Section 2.3. It is understood and agreed that (a) Licensee may not itself use the term “NEXTEL” as its own corporate or trade name; (b) Licensee’s Authorized Sublicensees shall not be permitted to use the NEXTEL mark as a trade name for any entity located outside the Territory; and (c) Licensor will not have the right to grant to any third party the right to use the term “NEXTEL” as a corporate or trade name to any party within the Territory. Subject to Section 3.4, upon termination of this Agreement, the Authorized Sublicensees shall cease to use any trade or corporate name containing the term “NEXTEL.”

2.3 Sublicenses. Each sublicense agreement executed with a Subsidiary in accordance with Sections 2.1 or 2.2 must be in substantially the form attached as Exhibit F to this Agreement (or on such other terms and conditions as Licensor may approve in writing in its sole discretion). Licensee will provide Licensor with copies of each executed sublicense agreement.

2.4 Scope Limitation. Except with respect to Section 2.2, the licenses and rights granted hereby are limited to Licensed Goods and Licensed Services and are specifically limited to the Territory. Except as permitted under Section 2.2, Licensee shall not place the Trademarks on, nor use the Trademarks in connection with, goods or merchandise or services of any kind or description except Licensed Goods and Licensed Services pursuant to the provisions of this Agreement.

2.5 Ownership. Nothing contained herein shall be construed as an assignment or grant to Licensee of any right (other than the rights granted under this Agreement), title or ownership or proprietary interest in or to the Trademarks. Licensor owns the Trademarks, and Licensor reserves all rights relating to its Trademarks, including but not limited to the right to enforce the validity of its Trademarks within the Territory. Licensor may exercise such reserved rights in its sole discretion.

2.6 Discontinuation of Use. If Licensee (either itself or through an Authorized Sublicensee) determines that it (or such Authorized Sublicensee) will discontinue all further use of (a) the Trademarks “NEXTEL,” “DIRECT CONNECT,” “HOW BUSINESS GETS DONE,”; (b) any Trademark that contains the word “NEXTEL”, or (c) any other Trademark which Licensor reasonably designates in writing as a material Trademark prior to such Licensee determination, in any country in the Territory, Licensee must provide Licensor with written notice of such determination and intention at least one hundred twenty (120) days prior to the anticipated last date of use of such Trademark. Such notice is to be provided for reporting purposes only, and such discontinuance does not constitute a default or other termination of this Agreement or any license granted hereunder; provided, however, that upon the expiration of such one hundred twenty (120) day period Licensee’s license in and to such Trademark within such country will become non-exclusive, and Licensor will have the right to use such Trademark for itself or sublicense such Trademark to third parties within such country.

3. Term and Termination.

3.1 Term. This Agreement will remain in force unless and until terminated pursuant to this Section 3.

3.2 Breach. (a) If Licensee violates or fails to perform any of its Material Obligations, Licensor shall have the right to terminate this Agreement upon sixty (60) days prior written notice, and such termination shall become effective at the end of such sixty-day period unless Licensee shall have completely remedied the default within such sixty-day period. Termination of the Agreement under this Section 3.2 shall be without prejudice to any other rights or remedies which either party may have at law or in equity against the other.

(b)  In the event that either party shall cause a continuing breach of any non-material obligation herein and not cure such breach upon sixty (60) days written notice, this Agreement shall not terminate but the non-breaching party shall be entitled to recover from the breaching party its actual damages, if any, proximately caused by such breach.

3.3 Other Termination. With respect to any sublicense to an Authorized Sublicensee granted by Licensee hereunder, such sublicense shall terminate thirty (30) days after written notice from Licensor in the event of a Change In Control of such Authorized Sublicensee. Licensee shall report any Change in Control of Licensee or of any of its Authorized Sublicensees within ten (10) business days after learning of such event.

3.4 Effect of Termination. (a) Upon termination of this Agreement under Section 3.2, all of Licensee’s and its Authorized Sublicensees’ rights under this Agreement shall cease absolutely, except that Licensee and its Authorized Sublicensees shall have a reasonable time, not exceeding one hundred eighty (180) days, in which to distribute, dispose of, or use their inventory of Licensed Goods and promotional or advertising materials for the Licensed Goods and Licensed Services (to the extent such inventory of Licensed Goods or such promotional or advertising materials was on hand or subject to a non-cancelable contract on the date such party gave or received, as appropriate, the written notice contemplated by Section 3.2), subject to all of the terms and conditions of this Agreement. Licensee shall, upon termination, have a reasonable period of time, not exceeding sixty (60) days to terminate all sublicenses entered into pursuant to this Agreement by Licensee, subject to the aforementioned one hundred eighty (180) day use right for Licensee and each such terminated Authorized Sublicensee.

     (b) Upon any termination under Section 3.3, the terminated Authorized Sublicensee shall have a reasonable period of time, not exceeding sixty (60) days following the effective date of such termination, in which to distribute, dispose of, or use its inventory of Licensed Goods or promotional or advertising materials for the Licensed Goods or the Licensed Services (to the extent such inventory of such Licensed Goods or promotional or advertising materials was on hand or subject to a non-cancelable contract as of the effective date of termination of such Authorized Sublicensee’s sublicense agreement).

4. Quality Control.

4.1 Display of Marks. Licensee shall (and shall cause its Authorized Sublicensees, third party dealers, resellers and agents to) affix and display the Trademarks only in such form and manner consistent with Licensor’s Corporate Image and Identity System User’s Guide set forth in Exhibit D which Corporate Image Guide may be modified by Licensor in its sole discretion with written notice to Licensee, and in such form and manner as has been specifically approved in writing by Licensor in accordance with the Approval Procedures to promote the Licensed Goods and Licensed Services hereunder and on all promotional and advertising material used in connection therewith. Licensee shall (and shall cause its Authorized Sublicensees, third party dealers, resellers and agents to) cause to appear on all promotional and advertising materials bearing the Trademarks, legends, markings, and notices as Licensor may reasonably request, including, without limitation, applicable trademark and copyright legends in the name of Licensor in the form shown in Exhibit C.

4.2 Conjunctive Use. Licensee shall not at any time apply for any registration of any trademark, service mark, trade name or domain name that consists of a combination or conjunction of any Trademark with any other mark.

4.3 Advertising. Licensee shall (and shall cause its Authorized Sublicensees to) submit to Licensor for review and approval its programs for advertising and promotion. Licensee’s programs for advertising and promotion must be consistent with Licensor’s Cooperative Advertising Guide set forth in Exhibit E including, but not limited to, the initial proposed trade announcement introducing new Licensed Goods from time to time that will bear the Trademarks and Licensed Services that will be offered by Licensee and its Authorized Sublicensees under the Trademarks. Licensee shall (and shall cause its Authorized Sublicensee to) also submit to Licensor for its written approval the format and general content of each advertising and promotion program to be adopted hereunder, including representative art work and all other relevant material of each such program sufficiently far in advance of use or release of the same to permit Licensor to approve or modify the same.

4.4 Reseller Advertising. Licensee shall cause its Authorized Sublicensees, third party dealers, resellers and agents to submit to Licensee for review and approval its programs for advertising and promotion. Licensee’s third party dealers, resellers and agents programs for advertising and promotion must be consistent with Licensor’s Cooperative Advertising Guide set forth in Exhibit E including, but not limited to, the initial proposed trade announcement introducing new Licensed Goods from time to time that will bear the Trademarks and Licensed Services that will be offered under the Trademarks, business cards, business forms and other correspondence. Licensee shall also cause its Authorized Sublicensees, third party dealers, resellers and agents to submit to Licensee for its written approval the format and general content of each advertising and promotion program to be adopted hereunder, including representative art work and all other relevant material of each such program sufficiently far in advance of use or release of the same to permit Licensee to approve or modify the same.

4.5 Confidentiality. Each of Licensor and Licensee, for itself, and for its third party dealers, resellers and agents, and in the case of Licensee for its Authorized Sublicensees, and for its and all of their respective officers, employees and agents, agrees that it will not, either during the term of this Agreement or thereafter, except upon written consent of the disclosing party, divulge to any person whomsoever (and each shall use its best efforts to prevent the disclosure or publication of) any trade secret, idea, sketch, design, pattern, style, model, sample, manufacturing process, marketing plan or any other information concerning any transaction or affairs of the disclosing party which may come to the receiving party’s knowledge by reason of the transactions contemplated hereunder.

4.6 Reseller Requirements. Licensee shall require its Authorized Sublicensees, third party dealers, resellers and agents to agree to the terms set forth in this Section 4 and shall incorporate all such terms into all dealer, reseller and other relevant agreements.

4.7 Reseller Restrictions. No Authorized Sublicensee, third party dealer, reseller or agent of Licensee shall be or present itself as an employee or partner of Licensee or Licensor (including, but not limited to, restrictions and/or prohibitions on use of Licensee’s and/or Licensor’s trade names, trademarks, service marks and logos on all business cards, business forms and other correspondence, unless Licensor agrees to such use in writing) and no provision in this Agreement shall grant such rights or be interpreted to the contrary.

4.8 Quality. (a) Licensed Goods. Licensee recognizes and acknowledges that the distribution of Licensed Goods of inferior quality bearing any Licensor Trademark may damage Licensor’s business reputation and the Trademarks. Accordingly, Licensee shall (and shall cause its Authorized Sublicensees, third party dealers, resellers and agents to) purchase all Licensed Goods directly from suppliers approved by Licensor in accordance with the Approval Procedures, and Licensed Goods so purchased will be deemed to be of adequate quality for purposes of this Agreement.

     (b)  Licensed Services. The quality of all Licensed Services provided or sold under the Trademarks by Licensee or its Authorized Sublicensees in any particular country within the Territory shall at all times meet any regulatory standards imposed by any applicable regulatory authority within such country.

     (c)  Licensee shall (and shall cause its Authorized Sublicensees to) comply with all applicable operational requirements disseminated in writing by the manufacturer(s) of the network equipment used by the Licensee (or its Authorized Sublicensees, as applicable) in providing all Licensed Services provided or sold under the Trademarks.

     (d)  Reports and Inspections. Licensee agrees to cooperate with and offer reasonable assistance to Licensor in facilitating control of such quality, including without limitation, (i) providing periodic reports or other information regarding quality and Licensee’s quality control procedures as reasonably requested by Licensor from time to time, and (ii) making its and its Authorized Subsidiaries’ facilities and applicable records available for inspection by Licensor for quality control review purposes, as reasonably requested by Licensor upon reasonable prior notice; provided that such inspection must be conducted during Licensee’s (or its Authorized Subsidiary’s) normal business hours, and in a manner that does not unreasonably interfere with its normal business activities.

5. Royalty.

5.1 No Royalty. In consideration of Licensor’s use of Licensee’s mobile radio systems within the 800 MHz Band in and around certain parts of Southern California and Mexico pursuant to the IRU Agreement, Licensor shall not impose any royalty upon or be entitled to receive any royalty from Licensee or its Authorized Sublicensees for the licenses granted herein.

6. Indemnification and Insurance.

6.1 Indemnification. Licensee hereby indemnifies and agrees to hold Licensor harmless from and against any and all claims, suits, liabilities, loss and damage (including expenses and reasonable attorney’s fees) from and against the sale, distribution, promotion or advertisement of any Licensed Goods or rendering any Licensed Services, or other use of the Trademarks by Licensee, its Authorized Sublicensees or persons claiming rights under or through them (such as, by way of example and not limitation, independent distributors of Licensed Goods or sales agents for Licensed Services), by or for Licensee, its agents or employees in or claimed to be in violation of any applicable law or regulation or any third party’s rights. Licensee shall give to Licensor written notice of any such claim or suit within fifteen (15) business days of the earlier of: (a) the filing or initiation of such claim or suit; and (b) the date that Licensee knew of such claim or suit, and Licensee shall afford Licensor the opportunity to defend the claim at Licensee’s expense through counsel of Licensor’s own choice. Without Licensor’s prior written consent, which may be withheld, delayed or conditioned by Licensor in its sole and absolute discretion, Licensee shall not settle, nor shall Licensee consent to or otherwise voluntarily participate in any resolution of, any such claim or suit in a manner which might in any way adversely affect any rights of Licensor in and to the Trademarks, result in any finding of liability or fault against Licensor or Licensee, or constitute any admission in respect thereof.

6.2 Insurance. Licensee shall maintain at its own expense in full force and effect at all times during the term of this Agreement and any extensions thereof with responsible insurance carriers at least Three Million Dollars (U.S. $3,000,000.00) of product liability insurance covering the Licensed Goods and general liability insurance covering general business risks. Such insurance shall be for the benefit of Licensor and Licensee and shall provide for at least thirty (30) days prior written notice to Licensor of the cancellation or material modification thereof shall provide for waiver by Licensee of all rights of subrogation against Licensor, and shall be subject to deductibles, co-pays and other terms reasonably acceptable to Licensor. Subject to the preceding sentence, such insurance may be obtained for Licensor by Licensee in conjunction with a policy of product liability insurance covering products other than the Licensed Goods.

6.3 Proof of Insurance. Licensee shall, from time to time, upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of maintenance of the insurance required by Section 6.2, including, but not limited to, originals or certified copies of policies, with all applicable riders and endorsements, certificates of insurance and proof of premium payments.

6.4 Suspension of Use. Following the assertion of any claim that any Licensed Goods, Licensed Services or other use of the Trademarks violate or conflict with any law, rule, regulation or rights of any third party in any country or other portion of the Territory, and promptly following Licensor’s written request, Licensee shall (and shall cause its Authorized Sublicensees to) suspend using the Trademarks on or in connection with the Licensed Goods or Licensed Services in such country or other portion of the Territory, as Licensor shall have specified in its written request.

7. Validity of Licensed Trademarks and License.

7.1 Goodwill; Validity. During the term of this Agreement or at any time hereafter, Licensee shall not (a) disparage the Trademarks or use them in a way derogatory or critical of Licensor’s goods or services, as determined in Licensor’s reasonable sole discretion, nor (b) question or attack Licensor’s title and exclusive rights in and to the Trademarks nor the validity and enforceability of this Agreement.

7.2 Benefit of Use. All use of the Trademarks by Licensee shall inure to the benefit of Licensor. All rights in the Trademarks, other than those specifically granted herein, are reserved by Licensor for its own use and benefit. Subject to Section 3.4, upon the expiration or termination of this Agreement for any reason whatsoever, all rights in the Trademarks shall automatically revert to Licensor. Licensee shall at any time, whether during or after the term of this Agreement, execute any documents reasonably required by Licensor to confirm Licensor’s ownership of all such rights.

7.3 Other Rights. Any copyrights for advertising or promotional materials (“Copyrights”) or industrial designs which may be created during the term of this Agreement which bear any of the Trademarks or are used in association with the Trademarks hereunder shall, except to the extent such materials include or incorporate Licensee Trademarks, be the exclusive property of Licensor. Licensee shall (and shall cause its Authorized Sublicensees to) cooperate with Licensor in the prosecution of any such Copyright or industrial design applications that Licensor may desire to file, and shall execute any Copyright or design assignment or other form, and for that purpose Licensee shall supply to Licensor from time to time such material as may reasonably be required in connection with any such application or assignment. The rights of Licensee pursuant to this Agreement shall include, to the extent necessary, the right to use any such Copyright, or industrial design assigned or assignable to Licensor hereunder during the term of this Agreement.

7.4 Ownership. It is the intention of the parties that Licensor shall have the sole and exclusive ownership of all of the Trademarks. Notwithstanding anything to the contrary in this Agreement, Licensee agrees to immediately assign (or cause the assignment) to Licensor any other trademarks or service marks (other than Licensee Trademarks) applied for or registered by Licensee, or its Authorized Sublicensees, that are derivative of or confusingly similar to the

Trademarks. Any registrations or applications from time to time of or for any Trademark in any country in the Territory other than those specified in Exhibit A will be the responsibility of Licensee (effected in consultation with Licensor), at Licensee’s cost and expense. Any applications or registered trademarks assigned to Licensor pursuant to this Section 7.4 shall be immediately added to Exhibit A by Licensor. All maintenance fees with respect to any registrations within the Territory for each Trademark will be borne by Licensee.

7.5 No Warranty. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THAT ANY OF THE TRADEMARKS ARE OR WILL REMAIN VALID, THAT LICENSEE’S (OR ITS AUTHORIZED SUBLICENSEES’) USE OF SUCH MARKS AS CONTEMPLATED HEREUNDER WILL NOT RESULT IN A BREACH, VIOLATION OR CONFLICT WITH OR OF APPLICABLE LAWS, RULES OR REGULATIONS OR RIGHTS OF THIRD PARTIES, OR THAT ANY OF THE TRADEMARKS QUALIFY FOR PATENT, COPYRIGHT OR SIMILAR LEGAL PROTECTION GIVING THE OWNER AND/OR AUTHORIZED USER OF SUCH TRADEMARKS THE RIGHT TO PRECLUDE USE, IN WHOLE OR IN PART, BY OTHERS, AND LICENSOR FURTHER EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE OR NON-INFRINGEMENT. Licensee agrees to take such rights as are conferred by Licensor hereunder subject to such express disclaimer, and further agrees to permanently and irrevocably waive and release (on behalf of Licensee and its Authorized Sublicensees) any claims against Licensor, its subsidiaries, officers, directors, employees and agents based upon or involving, in whole or in part, any actual or claimed invalidity of, illegality of, or infringement by the Trademarks, or any other condition or circumstance growing out of use of the Trademarks in or outside the Territory.

8. Litigation.

8.1 Notice and Cooperation. In the event that Licensee should learn of any apparent infringement of any right granted by Licensor to Licensee hereunder, it shall promptly notify Licensor of such use and, if such infringement involves a third party’s conduct within the Territory, and if requested by Licensor, shall join with Licensor, in such action as Licensor, in its reasonable discretion, may deem advisable for the protection of Licensor’s rights in and to the Trademarks in the Territory. In the event that Licensee shall be unable or unwilling to join in such action, it is understood and agreed that Licensor shall have the right to conduct such activity in its own name.

8.2 Action by Licensee. Licensee shall have no right to take any action with respect to the Trademarks without Licensor’s prior written approval, which may be given or withheld in Licensor’s sole discretion. Should Licensor elect not to take action pursuant to Section 8.1 but to authorize Licensee to take action, such action shall be at Licensee’s sole expense and shall be prosecuted by counsel approved by Licensor; however, nothing contained in this Section 8.2 shall require Licensor to take any action which it deems to be inadvisable for whatever reason. Licensee shall notify Licensor of all developments in such action, will consult with Licensor thereto and will not enter into any settlement agreement or otherwise consent to or voluntarily participate in any resolution of such action without Licensor’s prior written approval.

8.3 Recovered Damages. Unless the parties otherwise agree in writing, monetary damages recovered by a party hereto in connection with an infringement shall first be applied for recoupment of expenses, including reasonable legal expenses, incurred by the party prosecuting the action or otherwise terminating the infringement, and the balance of such damages shall be rendered to Licensor. If the party prosecuting such action considers that it is legally necessary or desirable to do so, it may join the other party hereto as a party plaintiff and plead the damages of such party.

9. Remedies for Breach.

9.1 Equitable Relief. Licensee recognizes that monetary damages for breach of the provisions of this Agreement would be inadequate. Accordingly, in the event of any such breach Licensor shall be entitled to injunctive relief in addition to such other remedies as may be available at law or in equity.

9.2 Adjustment. If any provision of this Agreement should be adjudged to be unreasonable, then the scope thereof shall be reduced or modified to the extent necessary to make the provision enforceable by injunction.

9.3 Severability. In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall continue in full force and effect, unless terminated as herein provided by either party, except that it shall be interpreted and construed as if the term or provision held to have been invalid, illegal or unenforceable had never been contained herein.

9.4 Other Rights and Remedies. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

10. Approval Procedures.

10.1 Request Submission. If any provision in this Agreement requires a party to seek approval from the other party for any reason, the party seeking approval (the “Requesting Party”) must submit a written request for such approval (a “Request”) to the other party (the “Responding Party”) in accordance with Section 10.3 together with any materials that must be submitted with such Request pursuant to this Agreement.

10.2 Approval. Unless otherwise specified in this Agreement (i.e., a specification that a particular determination is to be made in a party’s sole discretion), a Responding Party may not unreasonably deny any Request. A Responding Party’s approval of any request must be in writing and delivered pursuant to Section 10.3. If a Responding Party denies approval of any Request, such denial must (a) be stated in writing; (b) specify the reasons for such denial; and (c) be delivered to the Requesting Party pursuant to Section 10.3. Any Request which has not been affirmatively denied within ten (10) business days (except in the case of determining whether a proposed mark is an Objectionable Mark as contemplated under Section 1.7, in which case such time period will be twenty (20) days) after its receipt together with all relevant material and information shall be deemed to have been approved. After any Request (or materials submitted pursuant to such Request) has/have been approved, the Requesting Party may act in accordance with such request, or, if applicable, use such materials, repeatedly in the same approved form or manner without need for new approval for each use, unless the Responding Party notifies the Requesting Party that such prior approval has been withdrawn.

10.3 Notices. Any notice or other communication hereunder (including all Requests and works and material submitted for the Responding Party’s review and/or approval hereunder) shall be in writing and shall be considered given when delivered personally or on the third business day after it is mailed by U.S. certified mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given to the other):

To Licensor (for advertising materials):	To Licensee (for all purposes):

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191	NII Holdings, Inc. 10700 Parkridge Blvd., #600 Reston, VA 20191
Attention: Celeste Moy, Esq., Vice President, Assistant General Counsel and Chief Privacy Officer	Attention: Robert J. Gilker, Esq., Vice President and General Counsel
Mercedes M. Barreras, Esq., Vice President and Chief Regulatory Counsel

With copies to:

Corporate Counsel — Intellectual Property Licensing

For all other purposes:

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191
Attention: Corporate Counsel, Intellectual
Property/Licensing

11. Miscellaneous.

11.1 Due Authorization. Each of the parties represents and warrants that this Agreement has been duly authorized, executed and delivered by it.

11.2 Independent Contractors. Nothing contained herein shall be construed to place the parties in the relationship of legal representation, partnership, joint venture, or agency, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

11.3 Assignment. This Agreement and the rights and duties hereunder are personal in nature to each party and either party may withhold its consent to accept performance from or render performance to a party other than the other party to this Agreement. Neither party may assign this Agreement, any portion hereof or any right or obligation hereunder without the prior written consent of the other party, and, pursuant to Section 365(c) (1) of the Bankruptcy Code, this Agreement may not be assumed or assigned by a debtor without the consent of the non-debtor party to this Agreement.

11.4 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right hereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11.5 Entire Agreement. This Agreement (and with respect to constitutes the entire understanding between the parties with respect to the subject matter hereof, supersedes all previous written or verbal agreements between the parties, including but not limited to all representations, warranties, and understandings previously made. This Agreement can only be modified by a written agreement executed by both parties.

11.6 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, applicable to agreements made and to be performed in the Commonwealth of Virginia without regard to the Virginia conflict of laws principles that would result in application of the laws of any other jurisdiction. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the non-exclusive jurisdiction of the tribunals of the United States District Court for the Eastern District of Virginia, expressly waiving any different venue to which they may be entitled by their present or future domiciles.

11.7 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and will not limit or affect the meaning or construction of the terms and conditions hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year indicated below.

     ATTEST: NEXTEL COMMUNICATIONS, INC.

By:   /s/ Leonard J. Kennedy
Name: Leonard J. Kennedy
Title: Senior Vice President and General Counsel

Dated: Reston, Virginia

November 12, 2002

ATTEST: NII HOLDINGS, INC.

By: /s/ Robert J. Gilker
Name: Robert J. Gilker
Title: Vice President and General Counsel

Dated: Reston, Virginia

November 12, 2002